THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AS SET FORTH HEREIN.  NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER SUCH ACT.

LATERAL MEDIA, INC.

7% Convertible Promissory Note

$[_______]	June __, 2009

 LATERAL MEDIA, INC., a corporation organized under the laws of the State of Delaware (the “Company”), for value received,, hereby promises to pay to [__________], with an address at [________], or its successors or permitted assigns (the “Holder”), the principal amount of [______] ($[______]) in lawful money of the United States, with interest thereon to be computed from the date hereof on the unpaid principal balance at the rate and as herein provided.

1.           Interest; Payments.

(a)           Principal of, and any accrued and unpaid interest on, this Note shall be due and payable on June __,  2011 (such date and time hereinafter referred to as the “Maturity Date”), unless it has been previously prepaid or converted in full in accordance with the terms hereof.  Until this Note is converted or paid in full, interest on this Note shall accrue from the date hereof (the “Issue Date”) at a rate of seven percent (7%) per annum.

(b)           If the Maturity Date would fall on a day that is not a Business Day (as defined below), the payment due on the Maturity Date will be made on the next succeeding Business Day with the same force and effect as if made on the Maturity Date.  “Business Day” means any day which is not a Saturday or Sunday and is not a day on which banking institutions are generally authorized or obligated to close in the city of New York, New York.

(c)           Payment of principal and accrued and unpaid interest on this Note shall be made by wire transfer of immediately available funds to an account designated by the Holder or by check sent to the Holder’s address set forth above or to such other address as the Holder may designate for such purpose from time to time by written notice to the Company, in such coin or currency of the United States as at the time of payment shall be legal tender for the payment of public and private debts.

(d)           The Company may prepay this Note in whole or in part at any time and from time to time without penalty, each such prepayment to be accompanied by the payment of accrued and unpaid interest to the date of each prepayment on the amount prepaid.

2.           Conversion.

(a)           Conversion upon a Qualified Financing.  Unless previously paid in full, the entire outstanding principal plus accrued and unpaid interest under this Note shall automatically convert into Qualified New Securities (as defined below) as of the closing of a Qualified Financing (as defined below). For purposes hereof, a “Qualified Financing” shall mean an equity financing of the Company the gross proceeds of which, in the aggregate, equal or exceed $3,000,000 or such other amount as shall be agreed upon by the Company and the Holder, and “Qualified New Securities” shall mean the new securities issued in connection with such Qualified Financing. The number of shares of Qualified New Securities into which this Note shall be convertible shall be determined by dividing (i) the outstanding principal balance of this Note and all accrued and unpaid interest thereon (collectively, the “Note Value”), by (ii) the price per share at which the Qualified New Securities are sold in the Qualified Financing; provided, that, if a Qualified Financing consists of two or more capital raises, the price per share shall be deemed to be the weighted average purchase price for such capital raises computed on a fully-converted to common stock basis.  In the event that more than one class or series of equity securities are issued in a Qualified Financing, then the portion of this Note convertible into each such class or series shall correspond to the percentage that each such class or series represents of all of the New Qualified Equity Securities so issued calculated based on the gross proceeds to the Company derived from each such class and series.

(b)           Issuance of Conversion Shares.  Upon conversion of this Note pursuant to Section 2(a), the Holder shall be deemed to be the holder of record of the Qualified New Securities issuable upon such conversion (the “Conversion Shares”), without any further action by the Holder and whether or not this Note is surrendered to the Company or the transfer agent for this Note, notwithstanding that the transfer books of the Company shall then be closed or certificates representing such Conversion Shares shall not then have been actually delivered to the Holder.  As soon as practicable after the closing of the Qualified Financing, as applicable, the Company shall issue and deliver to the Holder a certificate or certificates for the Conversion Shares registered in the name of the Holder or its designee(s); provided, that the Company, by notice given to the Holder promptly after the closing of the Qualified Financing may require the Holder, as a condition to the delivery of such certificate or certificates, to present this Note to the Company.

(c)           Delivery of Certificates. The issuance of any Conversion Shares, and the delivery of certificates or other instruments representing such shares or other securities, shall be made without charge to the Holder for any tax or other charge in respect of such issuance.  The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of any certificate in a name other than that of the Holder, and the Company shall not be required to issue or deliver any such certificate unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(d)           No Rights of Stockholder.  The Holder shall not have, solely on account of such status as a holder of this Note, any rights of a stockholder of the Company, either at law or in equity, or any right to any notice of meetings of stockholders or of any other proceedings of the Company, except as provided in this Note.

(e)           Reservation of Shares.  The Company shall at all times reserve and keep available out of its authorized and unissued capital stock, solely for the purpose of providing for the exercise of the conversion rights provided for under this Section 2, such number of shares of Qualified New Securities as shall, from time to time, be sufficient for issuance upon conversion of this Note in full.  The Company covenants that all Conversion Shares shall be validly issued, fully paid, nonassessable, and free of preemptive rights.

(f)           Termination of Rights Under this Note.  Immediately upon the date on which the full Note Value has been converted, this Note shall no longer be deemed to be outstanding and all rights with respect to this Note shall immediately cease and terminate on the conversion date, except only the right of the Holder to receive the shares to which it is entitled as a result of the conversion on the conversion date under the terms, and subject to conditions, of this Note.

(g)           Fractional Shares.  No fractional shares of Qualified New Securities shall be issued upon conversion of this Note.  In lieu thereof, the shares of Qualified New Securities otherwise issuable shall be rounded up or down to the nearest whole share of such Qualified New Securities.

(h)           Securities Act of 1933.  Upon conversion of this Note, the Holder may be required to execute and deliver to the Company an instrument, in form satisfactory to the Company, representing that the shares of Qualified New Securities issuable upon conversion hereof are being acquired for investment only and not with a view to distribution within the meaning of the Securities Act of 1933, as amended.

3.           Events of Default.  The occurrence of any of the following events shall constitute an event of default (an “Event of Default”):

(a)           a default in the payment of the principal or interest on any Note, when and as the same shall become due and payable and a continuance of such default for three days or more following receipt of written notice from the Holder of such default (a “Payment Default”);

(b)           the Company’s failure to convert any portion of the Note Value as provided in this Note (a “Conversion Default”); and/or

(c)           the entry of a decree or order by a court having jurisdiction adjudging the Company a bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, under federal bankruptcy law, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, and the continuance of any such decree or order unstayed and in effect for a period of 60 days; or the commencement by the Company of a voluntary case under federal bankruptcy law, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency, or other similar law, or the consent by the Company to the institution of bankruptcy or insolvency proceedings against it, or the filing by the Company of a petition or answer or consent seeking reorganization or relief under federal bankruptcy law or any other applicable federal or state law, or the consent by the Company to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of the property of the Company, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as they become due, or the discontinuance of the business, dissolution, winding up, liquidation or cessation of the existence by or of the Company, or the taking of corporate action by the Company in furtherance of any such action.

4.           Remedies Upon Default. Upon the occurrence of an Event of Default referred to in Sections 3 (a) through (c), the principal amount then outstanding of, and the accrued and unpaid interest on, this Note shall automatically become immediately due and payable.  Upon the occurrence of an Event of Default referred to in Sections 3(a) and (b), the Holder, by notice in writing given to the Company, may declare the entire principal amount then outstanding of, and the accrued and unpaid interest on, this Note to be due and payable immediately, and upon any such declaration the same shall become and be due and payable immediately, without presentation, demand, protest or other formalities of any kind, all of which are expressly waived by the Company.  The Holder may institute such actions or proceedings in law or equity as it shall deem expedient for the protection of its rights and may prosecute and enforce its claims against all assets of the Company, and in connection with any such action or proceeding shall be entitled to receive from the Company payment of the principal amount of this Note plus accrued and unpaid interest to the date of payment plus reasonable expenses of collection, including, without limitation, reasonable attorneys’ fees and expenses actually incurred.  For the avoidance of doubt, the foregoing is not intended as an exclusive remedy and the Holder may enforce any other rights under this Note any other agreement or otherwise under applicable law.

5.           Miscellaneous.

(a)           The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties; provided, however, that neither party may assign any of its rights or obligations hereunder without the prior written consent of the other.  Assignment of all or any portion of this Note in violation of this Section 5(a) shall be null and void.  Nothing in this Note, expressed or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Note, except as expressly provided in this Note.

(b)           Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed delivered (i) when received, if delivered by hand, (ii) one Business Day after being sent by nationally recognized overnight courier service, (iii) three Business Days after being sent by certified or registered mail, return receipt requested, or (iv) upon confirmed transmission when sent by facsimile or other electronic transmission if sent during normal business hours of the recipient and otherwise on the next Business Day (provided, that any facsimile or other electronic transmission is followed by delivery via another method permitted hereby), addressed (A) if to the Company, at its address at 2121 Avenue of the Stars, Suite 2550, Los Angeles, California, 90067; to the attention of Jeffrey Schwartz; (B) if to the Holder, at its address at ____________________; to the attention of ___________; or (C) in either case, to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 5(b).  Any notice given by means other than as set forth above shall be deemed effective upon receipt.

(c)           Upon receipt of evidence satisfactory to the Company, of the loss, theft, destruction or mutilation of this Note (and upon surrender of this Note if mutilated), including an affidavit of the Holder thereof that this Note has been lost, stolen, destroyed or mutilated together with an indemnity against any claim that may be made against the Company on account of such lost, stolen, destroyed or mutilated Note, and upon reimbursement of the Company’s reasonable incidental expenses, the Company shall execute and deliver to the Holder a new Note of like date, tenor and denomination.

(d)           No course of dealing and no delay or omission on the part of the Holder or the Company in exercising any right or remedy shall operate as a waiver thereof or otherwise prejudice the Holder’s or the Company’s rights, powers or remedies, as the case may be.  No right, power or remedy conferred by this Note upon the Holder or the Company shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise, and all such remedies may be exercised singly or concurrently.

(e)           If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.  This Note may be amended only by a written instrument executed by the Company and the Holder hereof.  Any amendment shall be endorsed upon this Note, and all future Holders shall be bound thereby.

(f)           This Note shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles governing conflicts of law.

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IN WITNESS WHEREOF, the Company has caused this Note to be executed and dated the day and year first above written.

LATERAL MEDIA, INC.

By:
Name:
Title: